Exhibit 99.2

New York, United States, May 31, 2024

Flutter Entertainment plc (“Flutter” the “Group”)

Directorate Change - Group CFO Transition

Flutter Entertainment plc, the leading global sports betting and gaming operator, announced today that Group CFO, Paul Edgecliffe-Johnson, will leave the Group and be succeeded by Rob Coldrake with immediate effect.

In anticipation of the Company’s US Primary Listing on 31st May 2024 and the consequent need for extensive executive management time to be spent in the United States, the Board has recently engaged in a discussion with Paul Edgecliffe-Johnson concerning his ability to meet that requirement in light of his family commitments in the U.K. Following this discussion, the Board has concluded that it is in the Company’s best interests for Paul Edgecliffe-Johnson to step down from his role as Group CFO and Executive Director.

Rob Coldrake is currently Chief Financial Officer of Flutter International, a role he has held since joining the Group in 2020. He previously spent 14 years in TUI Travel plc in a variety of financial roles, having started his career with PricewaterhouseCoopers.

Commenting on the appointment, CEO Peter Jackson said: “I am delighted that Rob will become our next Group CFO. During his four years at Flutter, he has shown himself to be a CFO of exceptional calibre and his skills and experience will help us to take advantage of the significant opportunities before us. I would like to thank Paul for his contribution to the Group, particularly in relation to achieving our US primary listing, and I wish him and his family well.”

John Bryant, Chair, commented: “The Board welcomes the appointment of Rob as Group CFO and is especially delighted we were able to develop such a high-quality executive within our own business. We look forward to working with him and the team into the future. I would also like to take the opportunity to wish Paul well and to thank him for his contribution to the Group.”

Enquiries:

Edward Traynor, Group Company Secretary, edward.traynor@flutter.com

Paul Tymms, Investor Relations, investorrelations@flutter.com

Kate Delahunty, Corporate Communications, corporatecomms@flutter.com